Exhibit 5.1

+1 212 230 8800 (t) +1 212 230 8888 (f) wilmerhale.com

April 3, 2014

Intercept Pharmaceuticals, Inc.
450 W. 15th Street, Suite 505
New York, New York 10011

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333- 194974) (the “Registration Statement”) filed by Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate initial offering price, as set forth in the Registration Statement and the prospectus contained therein, and (ii) the prospectus supplement, dated April 3, 2014 (the “Prospectus Supplement”), relating to (a) the issuance and sale by the Company pursuant to the Registration Statement of 600,000 shares of Common Stock (collectively, the “Company Shares”) and (b) the sale by certain stockholders of the Company (the “Selling Stockholders”) of 550,000 shares of Common Stock, including 150,000 shares of Common Stock to be sold upon exercise of an over-allotment option granted by the Selling Stockholders (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”).

The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement, dated as of April 3, 2014 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named in the Underwriting Agreement, the form of which is being filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated April 4, 2014.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Company Shares and in connection with the sale by the Selling Stockholders of the Selling Stockholder Shares pursuant to the Underwriting Agreement. We have examined and relied upon a signed copy of the Registration Statement and a copy of the Prospectus Supplement, each as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Intercept Pharmaceuticals, Inc.

April 3, 2014

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion in clause (ii) below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized for issuance and, when the Company Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Intercept Pharmaceuticals, Inc.

April 3, 2014

Very truly yours,

Wilmer Cutler Pickering
Hale and Dorr LLP

By:	/s/ Brian A. Johnson
Brian A. Johnson, a Partner